Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Friday, December 21, 2007

APOGEE EXTENDS ARCHITECTURAL PRODUCT OFFERINGS

WITH PURCHASE OF TUBELITE INC.

MINNEAPOLIS, MN (December 21, 2007) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced that it has purchased 100 percent of the stock of Michigan-based Tubelite Inc., which fabricates aluminum storefront, entrance and curtainwall products for the U.S. commercial construction industry, for approximately $44 million (plus or minus closing adjustments). Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

“The purchase of Tubelite, with annual revenues of approximately $60 million, is part of Apogee’s strategy to grow its presence in architectural markets,” said Russell Huffer, Apogee chairman and chief executive officer. “Tubelite brings a new, high-quality product line to Apogee – storefront and entrance products. The market for storefront and entrance products, which are part of every commercial construction project, is estimated to be more than $1 billion. These products are usually purchased and installed by the same glazing subcontractor that installs curtainwall and windows, two core product lines currently offered by Apogee companies.

“We expect the Tubelite business, which has operating margins consistent with our architectural segment, to be accretive to Apogee’s earnings in fiscal 2009,” said Huffer. “We are pleased that the current Tubelite management team, with its extensive industry expertise and experience, will continue with Apogee to lead Tubelite to even greater levels of performance.”

“We’re pleased to be joining a financially-strong, market leader that we’ve known for a long time,” said Ken Werbowy, Tubelite president. “For many years, we’ve worked closely with Apogee’s Linetec company, which applies paint and anodized finishes to Tubelite’s extrusions, and are happy to be securing our relationship with a finisher known for quality services and quick lead times.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“We’re excited to become a member of Apogee’s portfolio of architectural companies, which are also known for their leading brands, quality products and on-time services,” said Werbowy. “We look forward to working with the other Apogee architectural businesses to further strengthen and grow our market position.”

Apogee funded the acquisition from its existing revolving credit facility.

About Apogee Enterprises

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

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Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

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Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and a producer of optical thin film coatings for consumer electronics displays.

About Tubelite Inc.

Tubelite is estimated to be the sixth largest U.S. supplier of architectural aluminum products for the commercial glass and glazing industry. Established in 1945, Tubelite has two divisions: the branded products group offers aluminum storefront, entrance and curtainwall products, and the custom aluminum extrusion group offers mill finish architectural quality extrusions for other industries. The company primarily serves Midwest and Eastern markets, and has a reputation for being one of the most dependable suppliers in its industry.

Tubelite has approximately 165 employees and was privately held by management. Its headquarters, distribution, warehousing and assembly operations are in Walker, MI, while the Reed City, MI, facility houses the company’s aluminum extrusion operation.

Forward-looking statements

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii)

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; v) ramp up to full production of the third Viracon plant in a timely and cost-efficient manner; and vi) integration of the Tubelite business; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities. Additional factors include: i) revenue and operating results that are volatile; ii) self-insurance risk related to a material product liability event and to health insurance programs; iii) management of discontinued operations exiting activities; iv) cost of compliance with governmental regulations relating to hazardous substances; and v) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2007.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com